Exhibit 99.1

InspireMD, Inc. Appoints Patrick Jamnik as Vice President of Business Development and Strategic Initiatives and Reports Inducement Grants Under NYSE American Company Guide §711(a)

Tel Aviv, Israel – October 6, 2020 - InspireMD, Inc. (NYSE American: NSPR) (“Company”), the developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by carotid artery disease (CAD), today announced the appointment of Patrick Jamnik as vice president, business development and strategic initiatives. In this newly created position, Mr. Jamnik will oversee the Company’s business development activities and play a key role in advancing its short and long-term strategic goals, with much of his focus being the U.S. market.

“At different times throughout my career, I have been fortunate to see the powerful impact created when pioneering technology encounters genuine unmet clinical needs. CGuard™ EPS presents the opportunity to create such an impact on the advancement of carotid artery stenting,” said Mr. Jamnik. “I am thrilled to be joining InspireMD at such an important and exciting time.”

Mr. Jamnik brings with him more than 15 years of global market development experience in broad-based roles with both large and emerging medical technology companies. Prior to joining InspireMD, he served in a commercial leadership role for Stryker Corp. Before that, he served as director of global marketing at Stanmore Implants Worldwide and played a central role in establishing its U.S. business, contributing to its eventual acquisition by Stryker. Mr. Jamnik received both a BA and MBA from The University of Wisconsin-Madison.

“We welcome Patrick to the executive leadership team and look forward to his leadership in advancing our growth through market and portfolio expansion along with strategic initiatives to build on the success of our CGuard EPS and Micronet platform. As we gain traction and leverage the superior clinical results of our stent platform, we will continue to develop new strategic pathways for growth,” said Marvin L. Slosman, chief executive officer of InspireMD.

InspireMD also today announced that the Company has granted Patrick Jamnik, the Company’s new vice president of business development, 162,920 shares of restricted stock and options to purchase 54,307 shares of the Company’s common stock as inducement awards outside the Company’s 2013 Long-Term Incentive Plan. The grant was approved by the Compensation Committee and was made as an inducement material to the employee entering into employment. The grant was made in reliance on the employment inducement exception to shareholder approval provided under the NYSE American Company Guide, Section 711(a), which requires public announcement of inducement awards.

The option award has an exercise price of $0.34 per share, the closing price of the Company’s common stock on October 5, 2020, the grant date, and has a ten-year term. Both the option and restricted stock awards will vest in three equal installments on the first, second, and third anniversaries of the date of grant, provided Mr. Jamnik remains employed by the Company through the applicable vesting dates. These inducement awards also provide for accelerated vesting in connection with a change in control of the Company or certain involuntary terminations of Mr. Jamnik’s employment.

About The CGuard® EPS

The CGuard® Embolic Protection System is an advanced platform solution designed to deliver the flexibility of the traditional open-cell stent with advanced protection from peri-procedural and post-procedural embolic events caused by plaque prolapse through the stent strut that can lead to stroke. CGuard’s unique MicroNet® technology mitigates the prolapse and associated embolization and has shown superior clinical outcomes for patients against alternative carotid stent types, conventional and next-generation double-layer stents, as well as invasive procedures such as endarterectomy, a major surgical procedure. InspireMD’s CGuard™ has created a new dimension in the protected treatment of carotid artery disease and has the potential to establish a new standard of care for the management of carotid artery disease and stroke prevention.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable, stroke-free, long-term outcomes.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) the impact of the COVID-19 pandemic on our manufacturing, sales, business plan and the global economy, (v) intense competition in the medical device industry from much larger, multinational companies, (vi) product liability claims, (vii) product malfunctions, (viii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (ix) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (x) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (xi) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xii) our reliance on single suppliers for certain product components, (xiii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com